EXHIBIT 5.01

April 22, 2003

Adaptec, Inc.
691 S. Milpitas Boulevard
Milpitas, California 95035

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about April 18, 2003 under the Securities Act of 1933, as amended (the “Securities Act”), in order to register an aggregate of 500,624 shares of your common stock (the “Stock”). The shares of Stock consist of 500,624 shares subject to issuance by you upon the exercise of outstanding stock options originally granted by Eurologic Systems Group Limited, an Irish limited liability company (“Eurologic”), under the Eurologic Systems Group Limited 1998 Share Option Plan (the “Eurologic Plan”), which have been assumed by you (the “Assumed Eurologic Options”) pursuant to the Share Purchase Agreement, dated as of April 2, 2003 (the “Purchase Agreement”), among you, Eurologic, certain shareholders of Eurologic and Adaptec CI, a Cayman Islands limited liability company.  In rendering this opinion we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)           your Certificate of Incorporation, as amended to date, certified by the Delaware Secretary of State on April 15, 2003;

(2)           your Amended and Restated Bylaws, as amended to date, represented by you to be true and complete as of April 18, 2003;

(3)           the Registration Statement, together with the Exhibits filed as part thereof or incorporated therein by reference including, without limitation, the Eurologic Plan and the related forms of letter of offer and acceptance form and the prospectus prepared in connection therewith (the “Prospectus”);

(4)           a copy of the resolutions adopted at the meeting of the Board of Directors of the Company held on March 12, 2003 relating to the authorization of the assumption of the Assumed Eurologic Options, as certified to you by the Assistant Secretary of the Company on April 22, 2003;

(5)           a Management Certificate executed by you, addressed to us and dated of even date herewith, which contains certain factual representations (the “Management Certificate”);

(6)           the Purchase Agreement;

(7)           a schedule prepared by you setting forth certain information regarding the Assumed Eurologic Options, including the exercise price and the number of shares subject to the Assumed Eurologic Options; and

(8)           a certificate from your transfer agent as to the number of outstanding shares of your capital stock as of April 18, 2003 and a list prepared by you of all options, warrants and other rights to receive any of your securities that are outstanding as of the date hereof.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies and the legal capacity of all persons or entities executing the same.  We have also assumed that the certificates representing the Stock will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by your representatives to us, including, but not limited to, those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America, the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 500,624 shares of Stock that may be issued and sold by you upon the exercise of the Assumed Eurologic Options, when issued, sold and delivered in accordance with the Eurologic Plan and the stock option agreements entered into thereunder, and in the manner and for the consideration stated in the Prospectus and the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ FENWICK & WEST LLP

FENWICK & WEST LLP